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Exhibit 10.01
NATEX CORPORATION
48 West 300 South, Suite 2303 North
Salt Lake City, Utah 84101

February 11, 2000

Jed Checketts
Powerball Industries, Inc.
2095 West 2200 South
West Valley City, Utah 84119            Via Fax Transmission  801-972-5032

     Re: Letter of Understanding

Dear Jed:

     This letter shall serve to outline certain terms relating to the desire of Natex Corporation ("Natex") to acquire Powerball Industries, Inc. ("PIC") by effecting a merger in which Natex will acquire all the issued and outstanding stock of PIC in exchange for the issuance of one million five hundred thousand (1,500,000) shares of the common stock of Natex. Set forth below is an outline of certain of the essential terms upon which definitive agreements would be based.

     1.     Terms of the Transaction

          (a) Assignment of Technology. Prior to the merger, you will assign all rights, title and interest in the technology covered by the Exclusive License Agreement between you and PIC, dated September 18, 1997 (the "Technology"), to PIC. The Technology will become the property of Natex following the merger, subject to royalty payments to you based on the gross sales of Powerball Technologies, LLC.

          (b) Share Exchange. Natex will issue a total of one million five hundred thousand (1,500,000) shares of its common stock to the shareholders of PIC in exchange for all of the issued and outstanding stock of PIC.
          (c) Rewriting of Exclusive License Agreement and Assignment. At the effective date of the merger, Natex and PIC will agree to rewrite the Exclusive License Agreement and the Assignment of the Exclusive License Agreement dated December 4, 1997 under which Powerball Technolgies, LLC (the "JV") currently has rights and obligations relating to the above Technology.

          (d) Royalty Agreement. Upon closing, Natex will enter into a royalty agreement with you for payments based on the gross sales of Powerball Technologies, LLC.

          (e) Appointment of President. Upon closing, you will be appointed President of the surviving corporation. You understand that the board of directors will remain the final authority for the corporation.

          (f) Closing Conditions. Consummation of this transaction will be subject to, among other things: (i) the satisfactory completion of due diligence of PIC, as outlined in paragraph 3 below; (ii) the negotiation and execution of definitive agreements and related documentation and representations with terms and conditions as outlined herein and that are mutually satisfactory to you, myself, and our legal counsel; (iii) the approval or consent satisfactory to our legal counsel to the transfer or assignment of any contracts requiring such approval; and (iv) obtaining all other third party approvals (including governmental or regulatory approvals) deemed necessary or appropriate.

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     2.     Confidentiality.  The parties acknowledge the confidential nature of confidential information disclosed during the investigation of the proposed transaction. Both parties agree not to disclose, communicate, divulge, or use for the benefit of any other person, the confidential information (i.e., information not known or available to the public or persons engaged in the same business) shared by each party, unless mutually agreed by both parties, except for legal counsel and accountants as retained by the parties pursuant to this transaction.

     3. Due Diligence. I acknowledge that certain informal information about PIC has been received and reviewed, however, this letter of intent and our mutual willingness to proceed with the transaction are subject to standard due diligence. I suggest that we set a date of February 25, 2000 (15 days from the date of this letter) to complete and be satisfied with the results of our respective due diligence so that this transaction can be completed as soon as is reasonably practicable. In connection with performing standard due diligence, both parties further agree to mutually cooperate in connection with the due diligence review (including promptly providing all such information and access to such information, personnel, representatives, properties, facilities, and other matters as each party may from time to time request).

     4. Fees and Costs. Natex agrees that it shall bear all of the legal, accounting, and other fees and expenses in connection with this transaction.

     5. Closing Date. The Closing Date of the transactions contemplated by this Letter of Understanding, including the execution and delivery of the definitive agreements and any other documents or agreements required hereunder or thereunder shall be February 25, 2000, unless extended by the mutual consent of the parties.

     6. Obligation to Proceed in Good Faith. This Letter of Understanding shall supersede and cancel any and all other representations, communications, whether oral or written, between the parties hereto relating to the transactions contemplated herein or the subject matter hereof, and shall serve as a basis to proceed in good faith with the preparation of the definitive agreements and other necessary documentation.

     If this letter properly reflects our understanding, please initial each page hereof, sign, date, and return by fax a copy of this letter. This letter may be executed in counterparts.

                                   Sincerely,

                                   NATEX CORPORATION


                                   By: /S/ Robert K. Ipson
                                        Bob Ipson

Agreed and accepted this 11th day of February 2000.

POWERBALL INDUSTRIES, INC.


By: /S/ Jed Checketts
     Jed Checketts


cc:     Craig McCullough, Esq.
        Fax: 801-364-9127